UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 22, 2008

Meade Instruments Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6001 Oak Canyon, Irvine, California		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(949) 451-1450

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                          Notice of Delisting or Failure to satisfy a continued Listing Rule or Standard; Transfer of Listing

On October 22, 2008, Meade Instruments Corp. (the “Company”) received notification that NASDAQ has suspended, for a three month period, the enforcement of the rule requiring a minimum bid price of publicly held shares. The Company will now have until May 11, 2009 to achieve compliance with the rule.

On August 6, 2008, the Company received a Staff Deficiency Letter from The NASDAQ Stock Market indicating that for the last 30 consecutive trading days, the Company’s publicly held shares had closed below the minimum $1.00 per share requirement under Marketplace Rule 4450(a)(5).

On October 16, 2008, NASDAQ implemented a temporary suspension of enforcement of Marketplace Rule 4450(a)(5) until Friday, January 16, 2009, due to the volatility of current market conditions. As a result of the temporary suspension, NASDAQ informed the Company that its deadline for compliance with Marketplace Rule 4450(a)(5) has been extended from February 2, 2009 to May 11, 2009.

During this interim period, the Company’s common stock is expected to continue to trade on The NASDAQ Global Market. If compliance with Marketplace Rule 4450(a)(5) cannot be demonstrated by May 11, 2009, the Company’s Common Stock will be subject to delisting from The NASDAQ Global Market.

The full text of the Company’s notification from The NASDAQ Stock Market is filed with this report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01                          Financial Statements and Exhibits

Exhibit No.	Exhibit Title or Description

99.1	Letter to Meade Instruments Corp. from The NASDAQ National Market, dated October 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 27, 2008	MEADE INSTRUMENTS CORP.
(Registrant)

	By:	/s/ Paul E. Ross
Senior Vice President – Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

99.1	Letter to Meade Instruments Corp. from The NASDAQ National Market, dated October 22, 2008.